Filed pursuant to 424(b)(3)
Registration No. 333-171115
May 31, 2011
Dear Series C Preferred Stockholder:
According to our records we have not yet received your completed consent and proxy as outlined in the proxy statement/consent solicitation/prospectus that was previously mailed to you. The special meeting of the stockholders of NovaStar Financial, Inc. is scheduled to be held on June 23, 2011.
Your consent and vote is important no matter how many or how few shares you may own. Whether or not you have already done so, please sign, date and return the enclosed consent/proxy card today in the envelope provided and help your company avoid the expense of further solicitation.
If you have any questions, or need assistance in voting your shares, please contact Georgeson Inc. (the firm assisting us in the solicitation of proxies) toll-free at 866-695-6074.
Thank you for your cooperation.
Very truly yours,

/s/ W. Lance Anderson
W. Lance Anderson
Chairman of the Board of Directors
and Chief Executive Officer
YOU ARE ADVISED TO READ THE PROXY STATEMENT/CONSENT SOLICITATION/PROSPECTUS FOR THE SPECIAL MEETING FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) BECAUSE IT CONTAINS IMPORTANT INFORMATION.
You may obtain the proxy statement/consent solicitation/prospectus and any other documents NovaStar Financial, Inc. has filed with the SEC free of charge at: http://www.sec.gov. If you would like additional copies of the proxy statement/consent solicitation/prospectus, you should contact:
Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (866) 695-6074